Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: William J. Wagner, President and Chief Executive Officer (814) 726.2140
         William W. Harvey, Jr., Senior Vice President and Chief Financial Officer (814) 726.2140

        NORTHWEST BANCORP, INC. AUTHORIZES THE REPURCHASE OF UP TO 5% OF PUBLICLY TRADED COMMON STOCK

WARREN, PENNSYLVANIA August 23, 2005

     Northwest Bancorp, Inc. (Nasdaq NM: NWSB) announced today that the Company's Board of Directors authorized the repurchase of up to 5%, or approximately one million of the Company's publicly traded shares of common stock. The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     President and Chief Executive Officer William J. Wagner stated, "With our core tangible capital ratio approaching 7% and our stock trading at comparatively low multiples, we believe we can create shareholder value by initiating this buyback program."

     A full-service financial institution with assets of approximately $6.3 billion, Northwest Bancorp, Inc. is the parent company of Northwest Savings Bank, which serves its customers in Pennsylvania, Maryland, New York and Ohio with a network of 153 community banking offices. It recently announced the proposed acquisition of a $90 million thrift with one office in southeastern Florida.

     This new release contains certain "forward-looking statements" which may be identified by the use of words such as "believe", "expect", "anticipate", "should", "planned", "estimated" and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, commercial and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting or operations, pricing, products and services.